Exhibit 99.1

Clipper Realty Inc. Announces Fourth Quarter 2025 Results

NEW YORK, February 26, 2026 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months ended December 31, 2025.

Highlights for the Three Months Ended December 31, 2025

●

For residential properties, results reflect the effects of the continuing strength of leasing at our residential properties, the second full quarter of leasing at the newly completed Dean Street residential property (“Prospect House”), and the sale of the 10 West 65th Street property in May 2025; for office properties, results reflect the cost of settling lender issues at the 141 Livingston Street commercial property in December 2025 and the first full quarter of operations at the 250 Livingston Street commercial property following the New York City lease termination in August 2025

●

Quarterly revenues of $37.1 million for the fourth quarter of 2025 vs $38.0 million last year, including quarterly residential revenues of $30.9 million for the fourth quarter of 2025 vs $28.2 million last year, an increase of $2.7 million, or 9.5% and quarterly commercial revenues for the fourth quarter of 2025 of $6.2 million vs $9.8 million last year, a decrease of $3.6 million

●	Quarterly income from operations of $8.1 million for the fourth quarter of 2025 vs $10.7 million last year
●	Net operating income (“NOI”)[1] of $20.7 million for the fourth quarter of 2025 vs $22.6 million last year
●	Quarterly net loss of $11.3 million for the fourth quarter of 2025 vs $1.1 million last year
●	Adjusted funds from operations (“AFFO”)[1] of $1.7 million for the fourth quarter of 2025 vs $8.1 million last year
●	Declared a dividend of $0.095 per share for the fourth quarter of 2025

David Bistricer, Co-Chairman, and Chief Executive Officer, commented,

“For the quarter, the main highlights are continued strong residential leasing and significant progress made towards resolving lender issues at our two major office properties. The residential properties continued to have high occupancy and strong renter demand. New leases exceeded previous rents by nearly 13% and renewals by over 7% and our major residential properties are leased at record levels. Furthermore, our new Prospect House property at 953 Dean Street in Brooklyn, NY is in its second quarter of lease up and leasing well. At our 141 Livingston Street office property, we are pleased to have settled the lender’s claims which we had disputed.”

Financial Results for the Three Months Ended December 31, 2025

Our results reflect the strength of residential leasing and progress towards resolving issues at our two major office properties. As noted above, residential increased 9.2% and residential rents are at record levels. We have made significant progress in dealing with issues at our two major office properties, where, at the 141 Livingston Street property, we have resolved lender claims, and, at the 250 Livingston Street property, we have actively begun working with our lender. The following further describes significant items that influenced the financial results of the Company.

●

The Prospect House property is in the first full quarter of initial lease-up with leased occupancy of only 66.3% and much of the free-market units to be leased. As such, in the fourth quarter, the property generated revenue of $1.5 million, income from operations of $0.2 and net loss of $2.6 million. We expect these results to significantly improve as leasing progresses and the property stabilizes in 2026.

●

Results this quarter exclude the results of the 10 West 65th Street property which we sold in the second quarter of 2025. For the fourth quarter of 2024, the property generated revenue of $1.0 million, a loss from operations of $0.1 million and a net loss of $0.5 million.

●

At the 141 Livingston St property, the Company settled its issues with the lender in late December 2025 by posting a $10 million letter of credit and incurring $2.6 million of settlement expenses in return for elimination of lender’s default claims with prejudice and approval by lender of lease renewal terms with our principal tenant, New York City.

●

At the 250 Livingston St office property, the principal tenant, New York City, terminated its lease in mid-August as announced, with the principal remaining revenue source coming from 36 residential units. As a result, in the fourth quarter, the property generated revenues of $0.6 million vs $4.5 million last year; loss from operations of $2.0 million vs income from operations of $1.9 million last year; and net loss of $5.4 million vs net income of $2.9 million last year. However, subsequent to the lease termination, we ceased making payments for interest and property tax escrows (including default interest of 5%), so notified the property’s lender and special loan servicer indicating we did not plan to continue supporting the property’s ongoing operating and debt service shortfall. We also applied for reimbursement of all out-of-pocket expenses, principally insurance, and began negotiating a Consent and Cooperation agreement. The lender has made all scheduled real estate tax payments to-date. The mortgage loan is non-recourse to the Company. As a result, our discussions with the lender may result in the Company not funding the above expenses, although there can be no assurance that this will be the case.

Revenues. For the fourth quarter of 2025, revenues were $37.1 million as compared to revenue of $38.0 million during the fourth quarter of 2024, a decrease of $0.9 million. These results include increased residential revenue of $2.7 million due to increases in rental rates and high occupancy at all stabilized properties ($2.2 million), limited additional revenue from the Prospect House property now in its second quarter of leasing ($1.5 million), less the absence of residential revenue from the 10 West 65th Street property sold in May 2025 ($1.0 million). Commercial revenue decreased by $3.6 million compared to the prior year because of increased commercial revenue from new leases of vacant space at the Tribeca House and Aspen properties ($0.3 million) less a decrease in revenue at the 250 Livingston Street office property because of the New York City lease termination described above ($3.9 million).

Net Loss. For the fourth quarter of 2025, net loss was $11.3 million ($0.30 per share) compared to net loss of $1.1 million ($0.05 per share) for the fourth quarter of 2024, an increase in net loss of $10.2 million. For residential properties, these results include greater revenue from the strong leasing discussed above net of higher expenses (primarily property level payroll and utility expense and greater amortization of stock-based executive compensation) ($0.6 million), the net loss from the Prospect House property in its initial leasing period ($2.6 million), and the absence of net loss from the 10 West 65th Street property sold in May 2025 ($0.5 million). For commercial office properties, the increased net loss, as more fully described above, resulted from the New York City lease termination in August 2025 at the 250 Livingston Street property ($6.1 million), and the expense of settling disputed issues with the lender to the 141 Livingston Street office property ($2.6 million).

AFFO. For the fourth quarter of 2025, AFFO was $1.7 million, or $0.4 per share, compared to $8.1 million, or $0.19 per share, for the fourth quarter of 2024, a decrease of $6.4 million. These results include an increase in AFFO from residential properties because of the improved revenue noted above, less negative AFFO from the Prospect House initial leasing period plus the absence of negative AFFO from the 10 West 65th Street property sold in May 2025. As the reasons discussed above, the 250 Livingston Street office property incurred greater negative AFFO because of the New York City lease termination.

1 NOI and AFFO are non-GAAP financial measures. For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release.

Balance Sheet

On December 31, 2025, notes payable (excluding unamortized loan costs) were $1,286.2 million, compared to $1,275.4 million at December 31, 2024. The increase was primarily due to additional borrowings on the Prospect House bridge loan refinancing in May including additional draws through December 2025 substantially offset by debt retired in the sale of the 10 West 65th Street property in May 2025.

On December 31, 2025, cash and cash equivalents were $30.8 million compared to $19.9 million at December 31, 2024, and restricted cash was $27.3 million at December 31, 2025, compared to $18.2 million at December 31, 2024. The increase in cash and cash equivalents was primarily due to strong operating cash flow from our residential properties net of capital spending, net proceeds from the sale of the 10 West 65th Street property, net proceeds from the Prospect House bridge loan refinancing in May less additional escrow payments at the 250 Livingston Street property and payment of distributions. The increase in restricted cash was primarily due to the escrow payments at the 250 Livingston Street property and escrow accounts established in the Prospect House bridge loan refinancing.

Dividend

The Company today declared a fourth quarter dividend of $0.095 per share, the same amount as last quarter, to shareholders of record on March 12, 2026, payable March 19, 2026.

Conference Call and Supplemental Material

The Company will host a conference call on February 26, 2026, at 5:00 PM Eastern Time to discuss the fourth quarter 2025 results and provide a business update. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 491486. A replay of the call will be available from February 26, 2026, following the call, through March 12, 2026, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 491486. Supplemental data to this press release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (the “SEC”) are filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates, and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties), most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed from time to time with the SEC.

Contact Information:

Lawrence Kreider

Chief Financial Officer

(718) 438-2804 x2231

larry@clipperrealty.com

Clipper Realty Inc.

 Consolidated Balance Sheets

 (In thousands, except for share and per share data)

	December 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$559,419	$571,988
Building and improvements	836,437	736,420
Tenant improvements	6,386	3,366
Furniture, fixtures and equipment	13,684	13,897
Real estate under development	-	146,249
Total investment in real estate	1,415,926	1,471,920
Accumulated depreciation	(266,976)	(243,392)
Investment in real estate, net	1,148,950	1,228,528

Cash and cash equivalents	30,815	19,896
Restricted cash	27,339	18,156
Tenant and other receivables, net of allowance for doubtful accounts of $317 and $258, respectively	8,676	6,365
Deferred rent	2,067	2,108
Deferred costs and intangible assets, net	5,326	5,676
Prepaid expenses and other assets	11,146	6,236
TOTAL ASSETS	$1,234,319	$1,286,965

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Notes payable, net of unamortized loan costs of $8,712 and $9,019, respectively	$1,277,521	$1,266,340
Accounts payable and accrued liabilities	18,092	18,731
Security deposits	9,519	9,067
Other liabilities	9,941	7,057
TOTAL LIABILITIES	1,315,073	1,301,195

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 16,146,546 shares issued and outstanding	160	160
Additional paid-in-capital	90,677	89,938
Accumulated deficit	(121,543)	(95,507)
Total stockholders' equity	(30,706)	(5,409)

Non-controlling interests	(50,048)	(8,821)
TOTAL EQUITY (DEFICIT)	(80,754)	(14,230)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$1,234,319	$1,286,965

Clipper Realty Inc.

 Consolidated Statements of Operations

 (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
REVENUES
Residential rental income	$30,846	$28,173	$118,864	$109,873
Commercial rental income	6,224	9,874	34,338	38,902
TOTAL REVENUES	37,070	38,047	153,202	148,775

OPERATING EXPENSES
Property operating expenses	9,100	8,065	37,986	34,163
Real estate taxes and insurance	7,354	7,633	30,394	29,770
General and administrative	4,182	3,772	15,523	14,152
Transaction pursuit costs	(10)	-	(10)	-
Depreciation and amortization	8,380	7,603	31,327	29,892
Impairment of Long-Lived Assets	-	-	33,780	-
TOTAL OPERATING EXPENSES	29,006	27,073	149,000	107,977

Litigation settlement and other	-	(269)	(26)	(269)

INCOME FROM OPERATIONS	8,064	10,705	4,176	40,529

Loss on disposal of long-lived assets	-	-	(857)	-
Loss on extinguishment of debt	(2,627)		(2,627)
Interest expense, net	(16,706)	(11,791)	(53,027)	(47,111)

Net loss	(11,269)	(1,086)	(52,335)	(6,582)

Net loss attributable to non-controlling interests	6,984	668	32,435	4,082
Net loss attributable to common stockholders	$(4,285)	$(418)	$(19,900)	$(2,500)

Basic and diluted net loss per share	$(0.30)	$(0.05)	$(1.38)	$(0.25)

Weighted average common shares / OP units
Common shares outstanding	16,147	16,089	16,147	16,120
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	42,464	42,406	42,464	42,437

Clipper Realty Inc.

 Consolidated Statements of Cash Flows

 (In thousands)

	Year Ended December 31,
.	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(52,335)	$(6,582)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	31,226	29,786
Amortization of deferred financing costs	2,745	2,122
Amortization of deferred costs and intangible assets	583	587
Loss on extinguishment of debt	2,627	-
Impairment of long-lived asset	33,780	-
Loss on disposal of fixed assets	857	-
Deferred rent	41	251
Stock-based compensation	4,266	2,701
Bad debt expense	47	30
Changes in operating assets and liabilities:
Tenant and other receivables	(2,436)	(1,215)
Prepaid expenses, other assets and deferred costs	(4,966)	4,483
Accounts payable and accrued liabilities	4,097	(948)
Security deposits	450	302
Other liabilities	1,589	345
Net cash provided by operating activities	22,571	31,862

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(31,302)	(68,781)
Proceeds from sale of real estate	43,489	-
Sale and purchase of interest rate caps, net	(97)	-
Net cash provided by investing activities	12,090	(68,781)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of mortgage notes	(244,063)	(2,000)
Proceeds from mortgage notes	254,938	58,330
Dividends and distributions	(18,455)	(17,584)
Loan issuance and extinguishment costs	(6,979)	-
Net cash (used in) provided by financing activities	(14,559)	38,746

Net increase in cash and cash equivalents and restricted cash, including cash and cash equivelnats and restricted cash classified with assets held for sale	20,102	1,827
Cash and cash equivalents and restricted cash - beginning of period	38,052	36,225
Cash and cash equivalents and restricted cash - end of period	$58,154	$38,052

Cash and cash equivalents and restricted cash - beginning of period:
Cash and cash equivalents	$19,896	$22,163
Restricted cash	18,156	14,062
Total cash and cash equivalents and restricted cash - beginning of period	$38,052	$36,225

Cash and cash equivalents and restricted cash - end of period:
Cash and cash equivalents	$30,815	$19,896
Restricted cash	27,339	18,156
Total cash and cash equivalents and restricted cash - end of period	$58,154	$38,052

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $6,885 and $9,417 in 2025 and 2024, respectively	$48,967	$43,995
Non-cash interest capitalized to real estate under development	1,913	2,264
Additions to investment in real estate included in accounts payable and accrued liabilities	3,434	8,169

Clipper Realty Inc.

 Reconciliation of Non-GAAP Measures

 (In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”), all of which meet the definition of “non-GAAP financial measures” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income (loss) or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income (loss) or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market adjustments, amortization of non-cash equity compensation, acquisition and other costs, transaction pursuit costs, loss on modification/extinguishment of debt, gain on involuntary conversion, gain on termination of lease and non-recurring litigation-related expenses, less recurring capital spending.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income (loss) as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including loan principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net loss, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
FFO
Net loss	$(11,269)	$(1,086)	$(52,335)	$(6,582)
Real estate depreciation and amortization	8,380	7,603	31,327	29,892
FFO	$(2,889)	$6,517	$(21,008)	$23,310

AFFO
FFO	$(2,889)	$6,517	$(21,008)	$23,310
Amortization of real estate tax intangible	120	121	481	481
Straight-line rent adjustments	(65)	84	41	251
Amortization of debt origination costs	1,001	532	2,745	2,122
Interest rate cap mark-to-market adjustments	-	-	-	-
Amortization of LTIP awards	968	714	4,266	2,701
Transaction pursuit costs	(10)	-	(10)	-
Loss on extinguishment of debt	2,627	-	2,627	-
Loss on impairment of Long-Lived Assets	-	-	33,780	-
Loss on disposal of long-lived assets	-	-	857	-
Litigation settlement and other	-	269	26	269
Recurring capital spending	(64)	(140)	(164)	(324)
AFFO	$1,688	$8,097	$23,641	$28,810
AFFO Per Share/Unit	$0.04	$0.19	$0.56	$0.68

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net), acquisition and other costs, transaction pursuit costs, loss on modification/extinguishment of debt and non-recurring litigation-related expenses, less gain on involuntary conversion and gain on termination of lease.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net loss, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted EBITDA
Net loss	$(11,269)	$(1,086)	$(52,335)	$(6,582)
Real estate depreciation and amortization	8,380	7,604	31,327	29,892
Amortization of real estate tax intangible	120	121	481	481
Straight-line rent adjustments	(65)	84	41	251
Amortization of LTIP awards	968	714	4,266	2,701
Interest expense, net	16,706	11,791	53,027	47,111
Transaction pursuit costs	(10)	-	(10)	-
Loss on extinguishment of debt	2,627	-	2,627	-
Loss on impairment of long-lived assets	-	-	33,780	-
Loss on disposal of long-lived assets	-	-	857	-
Litigation settlement and other	-	269	26	269
Adjusted EBITDA	$17,457	$19,497	$74,087	$74,123

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition and other costs, transaction pursuit costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases, less gain on termination of lease. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
NOI
Income from operations	$8,064	$10,705	$4,176	$40,529
Real estate depreciation and amortization	8,380	7,603	31,327	29,892
General and administrative expenses	4,182	3,772	15,523	14,152
Transaction pursuit costs	(10)	-	(10)	-
Amortization of real estate tax intangible	120	120	481	481
Straight-line rent adjustments	(65)	84	41	251
Loss on impairment of long-lived assets	-	-	33,780	-
Litigation settlement and other	-	269	26	269
NOI	$20,671	$22,553	$85,344	$85,574